EXHIBIT 3(i)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             THE NETPLEX GROUP, INC.

Under Section 805 of the Business Corporation Law

              -----------------------------------------------------

            It is certified that:

            FIRST: The name of the Corporation is THE NETPLEX GROUP, INC., F/K/A COMPLINK, LTD. (the "Corporation").

            SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State on August 1, 1986 under the name of COMPLINK, LTD. A Restated Certificate of Incorporation was filed with the Department of State on March 9, 1993. An Amendment to the Certificate of Incorporation was filed on June 12, 1996. An Amendment to the Certificate of Incorporation was filed on September 19, 1996. A Certificate of Correction of the Amendment of the Certificate of Incorporation was filed on October 16, 1996. An Amendment to the Certificate of Incorporation was filed on August 5, 1998. An Amendment to the Certificate of Incorporation was filed on September 30, 1998. An Amendment to the Certificate of Incorporation was filed on September 30, 1998.

            THIRD: The Certificate of Incorporation of the Corporation is hereby amended by inserting a new Article NINTH in its entirety to read as follows and the renumbering the existing Article NINTH to be Article TENTH:

ARTICLE NINTH

                               BOARD OF DIRECTORS

        Section 9.1.  Number of Directors.

                  (a) The total number of directors on the Board of Directors of the Corporation is six (6). The number of directors may be changed by the by-laws or by the Board of Directors pursuant to the authority provided by the by-laws. The number of directors will not be less than then minimum number prescribed by the New York Business Corporation Law nor more than fifteen (15). The number of directors shall be as fixed or changed from time to time by (i) the Board of Directors, within the minimum and maximum, or (ii) the affirmative vote, at a meeting of the shareholders called for such a purpose, of not less than 75% of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting.

                  (b) In the event of any increase or decrease in the number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly as equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      Section 9.2. Terms of Directors.

                  The directors shall be classified with respect to the time for which they severally hold office into three classes, Class I, Class II and Class III, with each group containing one-third of the total, as near as may be, and as shall be adjusted from time to time by the Board of Directors of the Corporation to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2000 annual meeting of


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shareholders; each initial director in Class II shall hold office for a term expiring at the 2001 annual meeting of shareholders; and each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of shareholders. Notwithstanding the foregoing provisions of this Section 9, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal.

      Section 9.3. Initial Directors.

            The names of the persons who will serve as the initial directors of the Corporation in each of the Classes specified below are:

            Class I directors - J. Alan Lindauer, Pamela Fredette
            Class II directors - Deborah Novick, Steven Hanau
            Class III directors - Gene Zaino, Richard Goldstein

      Section 9.4. Removal of Directors.

                  (a) Except as otherwise provided pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of shares of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause (as defined in Section 9.4(b) hereof) and only by the affirmative vote, at a meeting of the shareholders called for such a purpose, of not less than 75% of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting. At least 60 days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

                  (b) For purposes of this Section 9.4, "cause" shall mean (i) conduct as a director of the Corporation or any subsidiary involving dishonesty of a material nature or (ii) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of the director's duties as a director of the Corporation or any subsidiary.

      Section 9.5. Vacancies of the Board of Directors.

                  Any vacancy occurring on the Board of Directors resulting from resignation, removal, death, an increase in the number of directors, or otherwise shall be filled only by vote of a majority of the directors then in office, whether or not a quorum, and the term of any directors so chosen shall expire at the next shareholders meeting at which directors are elected and until their successors shall be elected and qualified or until any such director's earlier death, resignation or removal.

            FOURTH: The foregoing amendments to the Certificate of Amendment herein certified were authorized by vote of the Board of Directors followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of said Corporation duly called and held on the _____ day of __________, 1999, a quorum being present.

            IN WITNESS WHEREOF, we have subscribed this document on _________, 1999 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

                                        THE NETPLEX GROUP, INC.

                                        By:
                                             -----------------------------------
                                             Gene Zaino
                                             President

                                        By:
                                             -----------------------------------
                                             Robert M. Skelton


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